Exhibit 99
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release
Axalta Releases Preliminary Fourth Quarter 2020 Update, Delays Earnings Release and Conference Call
Preliminary Net Sales and Record Q4 2020 Free Cash Flow Driven by Demand Recovery and Solid Execution on Cash Actions
PHILADELPHIA, PA, February 1, 2021 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, today announced that it will delay its 2020 fourth quarter and full-year earnings release and conference call, previously scheduled for February 3 and 4, 2021, respectively. Axalta expects a delay in the completion of its financial statements related to an operational matter that occurred in the fourth quarter of 2020 because the determination of any potential financial impact is still underway at this time. Axalta will reschedule the date of the earnings release and conference call in a subsequent press release.
Preliminary Fourth Quarter 2020 Consolidated Financial Update
Fourth quarter net sales of $1,074.5 million decreased 2.2% from $1,098.4 million in Q4 2019, and increased 4.6% sequentially from Q3 2020 with all end-markets showing improvement, given continued recovery from pandemic-related demand impacts. Refinish demand recovery was temporarily interrupted by incremental pandemic-related restrictions within EMEA and North America starting mid-quarter. Industrial saw solid year-over-year Q4 2020 net sales growth driven by strong industrial production rebound and ongoing strength in the U.S. housing market. Light Vehicle production continued its strong global recovery as lean dealer inventories and solid retail sales rebound fueled strong production rates. Commercial Vehicle global production demonstrated sequential quarterly improvement as new heavy duty truck orders have continued to improve throughout the second half of 2020.
These preliminary financial results are subject to revision until Axalta reports its 2020 fourth quarter and full year results. These preliminary results represent the most current information available to management and are not meant to be a comprehensive statement of our financial results for the fourth quarter 2020 or the full year.
Balance Sheet and Cash Flow Highlights
Cash and cash equivalents as of December 31, 2020 were $1,360.9 million. Our debt, net of cash, was $2.5 billion as of December 31, 2020, compared with $2.8 billion as of December 31, 2019. Axalta ended the year with over $1.7 billion in total available liquidity which also reflects the approximately $200 million gross debt repayment in November 2020. Fourth quarter total operating cash flow was $278.4 million versus $283.3 million in Q4 2019. Free cash flow totaled a quarterly record of $256.0 million compared with $248.4 million in Q4 2019. We also repurchased 0.9 million of our common shares in Q4 2020 for total cash consideration of $25.0 million and an average price of $28.69 per share.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including the effects of COVID-19 on Axalta’s business and financial results. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in "Forward-Looking Statements", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within Axalta's most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including free cash flow and debt, net of cash. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms free cash flow and debt, net of cash may differ from that of others in our industry. Free cash flow and debt, net of cash should not be considered as alternatives to performance measures derived in accordance with GAAP as measures of operating cash flows or as measures of liquidity. Free cash flow and debt, net of cash have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of free cash flow with the most directly comparable financial measure calculated in accordance with GAAP.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

The following table reconciles cash (used in) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Cash (used in) provided by operating activities	$(0.8)	$(57.9)	$(1.7)	$126.7	$233.4	$221.0	$278.4	$283.3	$509.3	$573.1
Purchase of property, plant and equipment	(22.7)	(20.5)	(19.7)	(26.7)	(13.8)	(26.7)	(25.9)	(38.6)	(82.1)	(112.5)
Interest proceeds on swaps designated as net investment hedges	3.7	3.5	3.6	3.7	3.7	3.8	3.5	3.7	14.5	14.7
Free cash flow	$(19.8)	$(74.9)	$(17.8)	$103.7	$223.3	$198.1	$256.0	$248.4	$441.7	$475.3
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